AMENDMENT 1 TO JOHN HANCOCK FUNDS II SUBADVISORY AGREEMENT
                           RCM Capital Management LLC


     AMENDMENT made as of this 6th day of October, 2006 to the John Hancock Funds II Subadvisory Agreement dated April 28, 2006 (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and RCM Capital Management LLC, a Delaware limited liability company (the "Subadviser"). :


     Whereas Subadviser currently serves as investment adviser to the Trustees of the John Hancock Funds II for the Emerging Small Company Fund;

     Whereas Subadviser now undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of the Johan Hancock Trust for assets of an additional fund of the John Hancock Funds II;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement, "Compensation of Subadviser," is hereby amended to add to Appendix A the following portfolio (the "Portfolio") and to provide for the compensation of the Subadviser with respect thereto as described in Appendix A to this Amendment:


     Science & Technology Fund


2.   SUBADVISORY AGREEMENT

     In all other respects, the Agreement is confirmed and remains in full force and effect.

2.   EFFECTIVE DATE

     This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Funds II (the "Trust") and
(ii) the date of its execution.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC

By:  /s/ Bruce R. Speca
Name: Bruce R. Speca
Title: EVP, Investment Management Services


RCM Capital Management, LLC

By:  /s/ Peter J. Andersen
Name: Peter J. Andersen
Title: Chief Investment Officer

                                   APPENDIX A

     The Subadviser shall serve as co-subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):



                                                                Excess Over
                           First $500  million  of  Aggregate   $500 Million of
 Portfolio                 Net Assets*                          Aggregate Net Assets*
Science & Technology Fund

*The term Aggregate Net Assets for a given day includes the net assets of the Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser or co-subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day of that other portfolio.

Trust Portfolio(s)             Other Portfolio(s)

Science & Technology Fund   -- Science & Technology Trust, a series of John
                               Hancock Trust

     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio that are managed by the Subadviser. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.